Exhibit 99.1

Ranpak Holdings Corp. Reports Second Quarter 2022 Financial Results

•
Packaging System placement up 10.4% year over year to approximately 136,500 machines at June 30, 2022
•
Second quarter net revenue decreased 3.6% year over year to $86.8 million and increased 4.0% year over year on a constant currency basis to $91.0 million
•
Second quarter net loss of $11.3 million compared to net loss of $5.2 million
•
Second quarter constant currency Adjusted EBITDA (“AEBITDA”) of $18.2 million down 28.9%, or $7.4 million, year over year
•
Board of Directors authorizes common equity share repurchase plan of up to $50.0 million over three years

CONCORD TOWNSHIP, Ohio, July 28, 2022 – Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-Commerce and industrial supply chains, today reported its second quarter 2022 financial results.

Omar Asali, Chairman and Chief Executive Officer, commented, “After a slow start in the first quarter, we returned to top line growth in the second quarter and year to date on a constant currency basis. Our growth was driven by pricing actions as our volumes were negatively impacted by a slowdown in e-Commerce, particularly when viewed against a challenging 2021 comparison, as well as a weaker operating environment due to the energy crisis in Europe, and the impact of inflationary pressures and shifting consumer spending patterns. In general, global consumers have allocated more of their spending recently to more experiential areas such as travel and restaurants, impacting our Void-fill and Wrapping businesses. Cushioning, on the other hand, remains a bright spot as our attractive cost profile and 100% curbside recyclable solution continues to gain traction.”

“Since we last spoke, the environment has gotten more challenging and the economic outlook has deteriorated. The energy situation in Europe has become more unstable and inflationary pressures in food, fuel and, more recently, housing costs have driven consumer confidence to all-time lows, impacting spending patterns and driving companies to adjust their activity levels. This has lowered demand for our products while, at the same time, our input costs have remained elevated due to inflationary pressures. This will continue to put pressure on our margins in the near term as the weaker outlook makes us more cautious on price and cost recapture. However, we believe that ultimately the lower consumer confidence and softer macroeconomic outlook should translate into commodity price stabilization and relief. We are seeing signs of this already in North America, where paper pricing has stabilized recently. Outside of trying to optimize our commodity spend, we have focused our efforts internally on being more efficient and doing more with less resources. We have taken decisive actions to reduce headcount, defer discretionary spend, and focus on only hiring those positions which are mission critical to our endeavors. Our focus in this environment has shifted to right sizing our cost structure for the current environment and turning our robust paper and inventory position into cash to maintain a strong liquidity position and adequate leverage profile.”

“Net revenue for the quarter increased 4.0% year over year on a constant currency basis to $91.0 million, due to a 9.5% increase in sales in Europe/APAC offset somewhat by a 3.9% decline in North America as PPS sales were roughly flat in North America but Automation detracted for the quarter versus a chunkier sale last year. Our gross profit in the quarter declined 14.4% due to lower volumes and increased input costs. Our lower gross profit and increased investment in personnel and systems drove G&A for the quarter higher year over year, resulting in Adjusted EBITDA declining 28.9% on a constant currency basis to $18.2 million, resulting in a margin of 20.0% on a constant currency basis.”

“While the short term macro environment is challenging, I remain extremely optimistic about the medium and longer term for Ranpak as all of our major tailwinds, namely e-Commerce, Sustainability, and Automation are intact. We have seen real progress in North America recently on the sustainability front with a number of states, including California, adopting an Extended Producer Responsibility law. I remain extremely excited about our Automation portfolio and believe it is best-in-class for the end of the line. So while our results and near term forecasts are weaker, I believe we are in the right place and well positioned to compound for shareholders over the next number of years. Our teams have accomplished a lot over the past few years as we have undergone a complete digital transformation at Ranpak. Our increased access to high quality data, improved processes, and investment in cutting edge R&D provide an excellent platform for us to execute well over the next number of years and capture the value available to us in the market. We are positive on our longer term growth algorithm but for the remainder of the year, given the headwinds we see across the globe driven largely by inflationary pressures and the energy crisis in Europe, we feel it is appropriate to revise our guidance to constant currency net revenue decline in the area of 1% – 5% and constant currency AEBITDA decline of 28% – 36%, which results in a range of $360 – $375 million in constant currency net revenue and $75 – $85 million for constant currency AEBITDA. The revised guidance is driven largely by more significant volume declines for the remainder of the year versus our previous forecast as well as more pressure on gross margins due to the weakness in Europe, the energy crisis and the elevated commodity price environment.”

“In light of our optimism for our growth prospects I am pleased to announce Ranpak’s Board of Directors authorized on July 26, 2022 a new three-year common equity share repurchase program of up to $50 million. The share repurchases may be exercised from time to time at prices the Company deems appropriate, subject to various considerations including current market conditions, the Company’s liquidity position and future economic and earnings outlook, and may be suspended or terminated at any time. We are pleased to put in place a program that provides additional flexibility for Ranpak to strategically allocate capital and deliver value to shareholders.”

Second Quarter 2022 Highlights

•
Packaging systems placement increased 10.4% year over year, to approximately 136,500 machines as of June 30, 2022
•
Net revenue decreased 3.6% and increased 4.0% adjusting for constant currency
•
Net loss of $11.3 million compared to net loss of $5.2 million
•
Constant currency AEBITDA1 of $18.2 million for the three months ended June 30, 2022 is down 28.9%

Net revenue for the second quarter of 2022 was $86.8 million compared to net revenue of $90.0 million in the second quarter of 2021, a decrease of $3.2 million or 3.6% year over year. Net revenue was negatively impacted by decreases in cushioning, void-fill, and wrapping. In addition to currency headwinds, revenue from all product categories was negatively affected by lower economic activity; lower e-Commerce use due to the opening up of economies; the impact inflationary pressures are having on consumer and corporate budgets; and tightening inventory management in response to uncertainties in the European economic environment. Most, but not all, of the transition issues we experienced in the first quarter of 2022 related to the transition to our new enterprise resource planning (“ERP”) system were corrected in the second quarter of 2022. Additionally, the impact of the Omicron variant of COVID-19 that previously limited customer visits waned during the second quarter of 2022. Cushioning decreased $0.1 million, or 0.3%, to $38.2 million from $38.3 million; void-fill decreased $1.2 million, or 3.4%, to $34.3 million from $35.5 million; wrapping decreased $1.9 million, or 15.7%, to $10.2 million from $12.1 million; and other sales was flat at $4.1 million for the second quarter of 2022 compared to the second quarter of 2021. Other net revenue includes automated box sizing equipment and non-paper revenue from packaging systems installed in the field, such as systems accessories. The decrease in net revenue is quantified by a decrease in the volume of sales of our paper consumable products of approximately 16.1 percentage points (“pp”), partially offset by a 19.3 pp increase in the price or mix of our paper consumable products, and an increase of 0.8 pp in sales of automated box sizing equipment. Constant currency net revenue was $91.0 million for the second quarter of 2022, a $3.5 million, or 4.0%, increase from constant currency net revenue of $87.5 million for the second quarter of 2021.

Net revenue in North America for the second quarter of 2022 totaled $34.3 million compared to net revenue in North America of $35.7 million in the second quarter of 2021. The decrease of $1.4 million, or 3.9%, was primarily attributable to decreases in wrapping, void-fill, and other sales, partially offset by increases in cushioning sales.

[1]

AEBITDA is a non-GAAP financial measure. Please refer to “Presentation of Combined and Pro Forma Measures and Reconciliation of U.S. GAAP to Non-GAAP Measures” in this press release for an explanation and reconciliations of this non-GAAP financial measure

Net revenue in Europe/Asia for the second quarter of 2022 totaled $52.5 million compared to net revenue in Europe/Asia of $54.3 million in the second quarter of 2021. The decrease of $1.8 million, or 3.3%, was driven primarily by currency headwinds, as well as lower wrapping sales. Constant currency net revenue in Europe/Asia was $56.7 million for the second quarter of 2022, a $4.9 million, or 9.5%, increase from constant currency net revenue of $51.8 million for the second quarter of 2021.

Net loss for the second quarter of 2022 increased $6.1 million to $11.3 million from a net loss of $5.2 million in the second quarter of 2021. Constant currency net loss was $11.6 million in the second quarter of 2022 compared to constant currency net loss of $5.1 million for the second quarter of 2021.

Year-to-Date 2022 Highlights

•
Net revenue decreased 4.7% and increased 1.4% adjusting for constant currency
•
Net loss of $25.4 million compared to net income of $1.1 million
•
Constant currency AEBITDA of $37.3 million for the six months ended June 30, 2022 is down 30.4%

Balance Sheet and Liquidity

Ranpak completed the second quarter of 2022 with a strong liquidity position, including a cash balance of $59.2 million and no borrowings on its $45 million available Revolving Credit Facility. As of June 30, 2022, the Company had First Lien Term Loan facilities outstanding consisting of a $250.0 million USD-denominated term loan and €136.2 million euro-denominated first lien resulting in an Adjusted EBITDA net leverage ratio of 3.5x based on results through the second quarter of 2022. The First Lien Term Loan facilities are the only debt facilities outstanding and mature in June 2026.

The following table presents Ranpak’s installed base of protective packaging systems by product line as of June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021	Change	% Change
PPS Systems	(in thousands)
Cushioning machines	35.2	34.3	0.9	2.6
Void-Fill machines	80.0	71.8	8.2	11.4
Wrapping machines	21.3	17.5	3.8	21.7
Total	136.5	123.6	12.9	10.4

Conference Call Information

The Company will host a conference call and webcast at 8:30 a.m. (ET) on Thursday, July 28, 2022. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/755178138. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 330-2446 or (240) 789-2732 and use the Conference ID: 8498994.

A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Thursday, July 28, 2022 and ending at 11:59 p.m. (ET) on Thursday, August 4, 2022. To listen to the replay, please dial (800) 770-2030 or (647) 362-9199 and use the passcode: 8498994.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements that are not historical facts, including statements about the parties, perspectives and expectations, are forward-looking statements. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.

The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of the price of kraft paper on our results of operations; (iii) our reliance on third party suppliers; (iv) the COVID-19 pandemic, the Russia and Ukraine conflict, and associated responses; (v) the high degree of competition in the markets in which we operate; (vi) consumer sensitivity to increases in the prices of our products; (vii) changes in consumer preferences with respect to paper products generally; (viii) continued consolidation in the markets in which we operate; (ix) the loss of significant end-users of our products or a large group of such end-users; (x) our failure to develop new products that meet our sales or margin expectations; (xi) our future operating results fluctuating, failing to match performance or to meet expectations; (xii) our ability to fulfill our public company obligations; and (xiii) other risks and uncertainties indicated from time to time in filings made with the SEC.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Paper revenue	$70.2	$73.5	$136.4	$148.3
Machine lease revenue	12.5	12.4	24.7	23.2
Other revenue	4.1	4.1	8.2	6.2
Net revenue	86.8	90.0	169.3	177.7
Cost of goods sold	58.5	54.3	116.4	105.7
Gross profit	28.3	35.7	52.9	72.0
Selling, general and administrative expenses	30.3	24.6	60.0	43.7
Depreciation and amortization expense	8.0	8.7	16.2	17.4
Other operating expense, net	1.4	1.3	1.9	2.1
Income (loss) from operations	(11.4)	1.1	(25.2)	8.8
Interest expense	4.9	6.0	9.9	11.6
Foreign currency (gain) loss	(2.3)	1.2	(2.9)	(2.4)
Loss before income tax benefit	(14.0)	(6.1)	(32.2)	(0.4)
Income tax benefit	(2.7)	(0.9)	(6.8)	(1.5)
Net income (loss)	$(11.3)	$(5.2)	$(25.4)	$1.1

Two-class method
Earnings (loss) per share
Basic	$(0.14)	$(0.07)	$(0.31)	$0.01
Diluted	$(0.14)	$(0.07)	$(0.31)	$0.01
Class A – earnings (loss) per share
Basic	$(0.14)	$(0.07)	$(0.31)	$0.01
Diluted	$(0.14)	$(0.07)	$(0.31)	$0.01
Class C – earnings (loss) per share
Basic	$(0.14)	$(0.07)	$(0.31)	$0.02
Diluted	$(0.14)	$(0.07)	$(0.31)	$0.02

Weighted average number of shares outstanding – Class A and C
Basic	81,943,235	77,653,610	81,759,372	75,617,785
Diluted	81,943,235	77,653,610	81,759,372	77,028,319

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$(11.7)	$2.2	$(14.5)	$(6.2)
Interest rate swap adjustments	2.7	0.6	10.8	3.2
Cross-currency swap adjustments	4.2	-	4.3	-
Total other comprehensive income (loss), before tax	(4.8)	2.8	0.6	(3.0)
Provision for income taxes related to other comprehensive income (loss)	1.7	0.2	3.7	0.8
Total other comprehensive income (loss), net of tax	(6.5)	2.6	(3.1)	(3.8)
Comprehensive loss, net of tax	$(17.8)	$(2.6)	$(28.5)	$(2.7)

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share data)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$59.2	$103.9
Accounts receivable, net	42.8	43.7
Inventories, net	42.8	32.9
Income tax receivable	6.3	2.7
Prepaid expenses and other current assets	20.3	8.3
Total current assets	171.4	191.5

Property, plant and equipment, net	120.4	126.3
Operating lease right-of-use assets, net	5.1	6.6
Goodwill	444.1	453.0
Intangible assets, net	384.9	406.5
Deferred tax assets	-	0.1
Other assets	38.0	29.4
Total assets	$1,163.9	$1,213.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$31.4	$33.5
Accrued liabilities and other	18.0	31.5
Current portion of long-term debt	0.9	1.0
Operating lease liabilities, current	1.9	2.4
Deferred machine fee revenue	1.4	3.1
Total current liabilities	53.6	71.5

Long-term debt	388.2	400.4
Deferred tax liabilities	95.3	97.7
Derivative instruments	-	2.4
Operating lease liabilities, non-current	3.3	4.3
Other liabilities	4.6	0.9
Total liabilities	545.0	577.2

Commitments and contingencies – Note 13
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares
authorized at June 30, 2022 and December 31, 2021
Shares issued and outstanding: 79,039,192 and 78,482,024
at June 30, 2022 and December 31, 2021, respectively	-	-
Class C common stock, $0.0001 par, 200,000,000 shares
authorized at June 30, 2022 and December 31, 2021
Shares issued and outstanding: 2,921,099
at June 30, 2022 and December 31, 2021	-	-
Additional paid-in capital	700.1	688.9
Accumulated deficit	(80.7)	(55.3)
Accumulated other comprehensive income (loss)	(0.5)	2.6
Total shareholders' equity	618.9	636.2
Total liabilities and shareholders' equity	$1,163.9	$1,213.4

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(25.4)	$1.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	36.6	35.9
Amortization of deferred financing costs	0.7	1.1
Loss on disposal of fixed assets	0.2	0.7
Deferred income taxes	(4.4)	(2.4)
Amortization of initial value of interest rate swap	(0.4)	(0.4)
Currency gain on foreign denominated debt and notes payable	(2.6)	(2.6)
Amortization of restricted stock units	14.1	7.4
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(2.4)	(0.9)
(Increase) decrease in inventory	(10.3)	(9.2)
(Increase) decrease in prepaid expenses and other assets	(4.4)	0.1
Increase (decrease) in accounts payable	(1.1)	7.5
Increase (decrease) in accrued liabilities	(6.1)	0.8
Change in other assets and liabilities	(10.8)	(8.3)
Net cash provided by (used in) operating activities	(16.3)	30.8

Cash Flows from Investing Activities
Capital expenditures:
Converter equipment	(17.1)	(21.9)
Other capital expenditures	(5.7)	(4.3)
Total capital expenditures	(22.8)	(26.2)
Patent and trademark expenditures	(1.0)	(0.6)
Net cash used in investing activities	(23.8)	(26.8)

Cash Flows from Financing Activities
Proceeds from equity offerings, gross	-	104.0
Prepayments on term loan	-	(20.9)
Transaction costs of equity offerings	-	(0.6)
Principal payments on term loans	(0.8)	(0.8)
Payments on finance lease liabilities	(0.4)	(0.3)
Exit Payment	-	(8.2)
Tax payments for withholdings on stock-based awards distributed	(2.5)	-
Net cash provided by (used in) financing activities	(3.7)	73.2

Effect of Exchange Rate Changes on Cash	(0.9)	(0.4)
Net Increase (Decrease) in Cash and Cash Equivalents	(44.7)	76.8
Cash and Cash Equivalents, beginning of period	103.9	48.5
Cash and Cash Equivalents, end of period	$59.2	$125.3

Non-GAAP Financial Data

In this press release, we present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), each on a constant currency basis, which are non-GAAP financial measures. We have included EBITDA and AEBITDA on a constant currency basis because they are key measures used by our management and Board of Directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Adjusting these non-GAAP measures for comparability for constant currency also assists in this comparison as allows a better insight into the performance of our businesses that operate in currencies other than our reporting currency. Before consolidation, our Europe/Asia data is derived in Euros. We multiply this Euro-derived data by 1.15 to reflect an exchange rate of 1 Euro to 1.15 U.S. dollars (“USD”), which we believe is a reasonable figure to use to give a stable depiction of the business without currency fluctuations, to calculate Europe/Asia data in constant currency USD. We combine the constant currency USD data for Europe/Asia with the USD North America data to create combined constant currency figures and adjust our non-GAAP figures by the respective amounts. In sum, we believe that constant currency EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as our management and Board of Directors.

However, EBITDA and AEBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, EBITDA and AEBITDA should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•
AEBITDA does not consider the potentially dilutive impact of equity-based compensation;
•
EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•
AEBITDA does not take into account any restructuring and integration costs; and
•
other companies, including companies in our industry, may calculate EBITDA and AEBITDA differently, which reduces their usefulness as comparative measures.

EBITDA — EBITDA is a non-GAAP financial measure that we present on a constant currency basis and we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.

AEBITDA — AEBITDA is a non-GAAP financial measure that we present on a constant currency basis and we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items.

In addition, we include certain other unaudited, non-GAAP constant currency data for the three and six months ended June 30, 2022 and 2021. This data is based on our historical financial statements, adjusted (where applicable) to reflect a constant currency presentation between periods for the convenience of readers. We reconcile this data to our GAAP data for the same period for the three and six months ended June 30, 2022 and 2021.

This press release also includes forecasts for certain non-GAAP metrics. We are unable to provide a reconciliation of our forecast of net revenue on a constant currency basis for 2022 to a forecast of net revenue on a GAAP basis without unreasonable effort primarily because we are unable to forecast with reasonable certainty the associated currency impact. In addition, a reconciliation of our forecast for AEBITDA for 2022 to GAAP net income cannot be provided without unreasonable effort because we are unable to forecast with reasonable certainty several of the items necessary to calculate such comparable GAAP measure, including asset impairments, integration related expenses, reorganizations and discontinued operations related expenses, legal settlement costs, as well as other unusual or non-recurring gains or losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling such non GAAP measures for projected periods to the most comparable GAAP measures would make the forecasted comparable GAAP measures difficult to predict with reasonable certainty or reliability.

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Second Quarter of 2022

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Three Months Ended June 30, 2022
	As reported	Constant Currency(4)	Non-GAAP
Net revenue	$86.8	$4.2	$91.0
Cost of goods sold	58.5	2.8	61.3
Gross profit	28.3	1.4	29.7
Selling, general and administrative expenses	30.3	1.0	31.3
Depreciation and amortization expense	8.0	0.1	8.1
Other operating expense, net	1.4	0.5	1.9
Loss from operations	(11.4)	(0.2)	(11.6)
Interest expense	4.9	0.1	5.0
Foreign currency gain	(2.3)	0.2	(2.1)
Loss before income tax benefit	(14.0)	(0.5)	(14.5)
Income tax benefit	(2.7)	(0.2)	(2.9)
Net loss	$(11.3)	$(0.3)	(11.6)

Constant currency-effected add(1):
Depreciation and amortization expense – COS			10.2
Depreciation and amortization expense – D&A			8.1
Interest expense			5.0
Income tax benefit			(2.9)
Constant currency EBITDA			8.8

Constant currency-effected adjustments(2):
Unrealized gain translation			(2.2)
Non-cash impairment losses			0.2
M&A, restructuring, severance			1.1
Amortization of restricted stock units			5.3
Amortization of cloud-based software implementation costs(3)			0.7
Cloud-based software implementation costs			2.4
Other adjustments			1.9
Constant currency AEBITDA			$18.2

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Second Quarter of 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Three Months Ended June 30, 2021
	As reported	Constant Currency(4)	Non-GAAP
Net revenue	$90.0	$(2.5)	$87.5
Cost of goods sold	54.3	(1.5)	52.8
Gross profit	35.7	(1.0)	34.7
Selling, general and administrative expenses	24.6	(0.5)	24.1
Depreciation and amortization expense	8.7	(0.2)	8.5
Other operating expense, net	1.3	-	1.3
Income from operations	1.1	(0.3)	0.8
Interest expense	6.0	(0.1)	5.9
Foreign currency loss	1.2	(0.3)	0.9
Loss before income tax benefit	(6.1)	0.0	(6.0)
Income tax benefit	(0.9)	-	(0.9)
Net loss	$(5.2)	$0.0	(5.1)

Constant currency-effected add(1):
Depreciation and amortization expense – COS			9.2
Depreciation and amortization expense – D&A			8.5
Interest expense			5.9
Income tax benefit			(0.9)
Constant currency EBITDA			17.6

Constant currency-effected adjustments(2):
Unrealized gain translation			1.0
Non-cash impairment losses			0.5
M&A, restructuring, severance			0.3
Amortization of restricted stock units			4.7
Other adjustments			1.5
Constant currency AEBITDA			$25.6

Ranpak Holdings Corp.

Non-GAAP Financial Data

Comparison of Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Second Quarter of 2022 and 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Non-GAAP Constant Currency
	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Net revenue	$91.0	$87.5	$3.5	4.0
Cost of goods sold	61.3	52.8	8.5	16.1
Gross profit	29.7	34.7	(5.0)	(14.4)
Selling, general and administrative expenses	31.3	24.1	7.2	29.9
Depreciation and amortization expense	8.1	8.5	(0.4)	(4.7)
Other operating expense, net	1.9	1.3	0.6	46.2
Income (loss) from operations	(11.6)	0.8	(12.4)	(1,550.0)
Interest expense	5.0	5.9	(0.9)	(15.3)
Foreign currency (gain) loss	(2.1)	0.9	(3.0)	(333.3)
Loss before income tax benefit	(14.5)	(6.0)	(8.5)	141.7
Income tax benefit	(2.9)	(0.9)	(2.0)	222.2
Net loss	(11.6)	(5.1)	(6.5)	127.5

Constant currency-effected add(1):
Depreciation and amortization expense – COS	10.2	9.2	1.0	10.9
Depreciation and amortization expense – D&A	8.1	8.5	(0.4)	(4.7)
Interest expense	5.0	5.9	(0.9)	(15.3)
Income tax benefit	(2.9)	(0.9)	(2.0)	222.2
Constant currency EBITDA	8.8	17.6	(8.8)	(50.0)

Constant currency-effected adjustments(2):
Unrealized (gain) loss translation	(2.2)	1.0	(3.2)	(320.0)
Non-cash impairment losses	0.2	0.5	(0.3)	(60.0)
M&A, restructuring, severance	1.1	0.3	0.8	266.7
Amortization of restricted stock units	5.3	4.7	0.6	12.8
Amortization of cloud-based software implementation costs(3)	0.7	-	0.7	―
Cloud-based software implementation costs	2.4	-	2.4	―
Other adjustments	1.9	1.5	0.4	26.7
Constant currency AEBITDA	$18.2	$25.6	$(7.4)	(28.9)

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Six Months Ended June 30, 2022

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Six Months Ended June 30, 2022
	As reported	Constant Currency(3)	Non-GAAP
Net revenue	$169.3	$5.6	$174.9
Cost of goods sold	116.4	3.8	120.2
Gross profit	52.9	1.8	54.7
Selling, general and administrative expenses	60.0	1.3	61.3
Depreciation and amortization expense	16.2	0.2	16.4
Other operating expense, net	1.9	0.7	2.6
Loss from operations	(25.2)	(0.4)	(25.6)
Interest expense	9.9	0.1	10.0
Foreign currency gain	(2.9)	0.2	(2.7)
Loss before income tax benefit	(32.2)	(0.7)	(32.9)
Income tax benefit	(6.8)	(0.3)	(7.1)
Net loss	$(25.4)	$(0.4)	(25.8)

Constant currency-effected add(1):
Depreciation and amortization expense – COS			21.0
Depreciation and amortization expense – D&A			16.4
Interest expense			10.0
Income tax benefit			(7.1)
Constant currency EBITDA			14.5

Constant currency-effected adjustments(2):
Unrealized gain translation			(2.8)
Non-cash impairment losses			0.2
M&A, restructuring, severance			1.6
Amortization of restricted stock units			14.1
Amortization of cloud-based software implementation costs(3)			1.4
Cloud-based software implementation costs			5.0
Other adjustments			3.3
Constant currency AEBITDA			$37.3

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Six Months Ended June 30, 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Six Months Ended June 30, 2021
	As reported	Constant Currency(3)	Non-GAAP
Net revenue	$177.7	$(5.2)	$172.5
Cost of goods sold	105.7	(3.0)	102.7
Gross profit	72.0	(2.2)	69.8
Selling, general and administrative expenses	43.7	(0.9)	42.8
Depreciation and amortization expense	17.4	(0.3)	17.1
Other operating expense, net	2.1	-	2.1
Income from operations	8.8	(1.0)	7.8
Interest expense	11.6	(0.1)	11.5
Foreign currency gain	(2.4)	(0.7)	(3.1)
Loss before income tax benefit	(0.4)	(0.2)	(0.6)
Income tax benefit	(1.5)	(0.1)	(1.6)
Net income	$1.1	$(0.1)	1.0

Constant currency-effected add(1):
Depreciation and amortization expense – COS			18.1
Depreciation and amortization expense – D&A			17.1
Interest expense			11.5
Income tax benefit			(1.6)
Constant currency EBITDA			46.1

Constant currency-effected adjustments(2):
Unrealized loss translation			(2.6)
Non-cash impairment losses			0.7
M&A, restructuring, severance			0.4
Amortization of restricted stock units			7.4
Other adjustments			1.6
Constant currency AEBITDA			$53.6

Ranpak Holdings Corp.

Non-GAAP Financial Data

Comparison of Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Six Months Ended June 30, 2022 and 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Non-GAAP Constant Currency
	Six Months Ended June 30,
	2022	2021	$ Change	% Change
Net revenue	$174.9	$172.5	$2.4	1.4
Cost of goods sold	120.2	102.7	17.5	17.0
Gross profit	54.7	69.8	(15.1)	(21.6)
Selling, general and administrative expenses	61.3	42.8	18.5	43.2
Depreciation and amortization expense	16.4	17.1	(0.7)	(4.1)
Other operating expense, net	2.6	2.1	0.5	23.8
Income (loss) from operations	(25.6)	7.8	(33.4)	(428.2)
Interest expense	10.0	11.5	(1.5)	(13.0)
Foreign currency gain	(2.7)	(3.1)	0.4	(12.9)
Loss before income tax benefit	(32.9)	(0.6)	(32.3)	5,383.3
Income tax benefit	(7.1)	(1.6)	(5.5)	343.8
Net income (loss)	(25.8)	1.0	(26.8)	(2,680.0)

Constant currency-effected add(1):
Depreciation and amortization expense – COS	21.0	18.1	2.9	16.0
Depreciation and amortization expense – D&A	16.4	17.1	(0.7)	(4.1)
Interest expense	10.0	11.5	(1.5)	(13.0)
Income tax benefit	(7.1)	(1.6)	(5.5)	343.8
Constant currency-effected EBITDA	14.5	46.1	(31.6)	(68.5)

Constant currency-effected adjustments(2):
Unrealized gain translation	(2.8)	(2.6)	(0.2)	7.7
Non-cash impairment losses	0.2	0.7	(0.5)	(71.4)
M&A, restructuring, severance	1.6	0.4	1.2	300.0
Amortization of restricted stock units	14.1	7.4	6.7	90.5
Amortization of cloud-based software implementation costs(3)	1.4	-	1.4	―
Cloud-based software implementation costs	5.0	-	5.0	―
Other adjustments	3.3	1.6	1.7	106.3
Constant currency-effected AEBITDA	$37.3	$53.6	$(16.3)	(30.4)

(1)

Reconciliations of EBITDA and AEBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent, and accordingly include the adjustments shown in the “Constant Currency” column to net (loss) income of each table.

(2)

Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.

(3)	Represents amortization of capitalized costs related to the implementation of the global ERP system, which are included in SG&A.
(4)	Effect of Euro constant currency adjustment to a rate of €1.00 to $1.15 on each line item is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$4.2	$(2.5)	$5.6	$(5.2)
Cost of goods sold	2.8	(1.5)	3.8	(3.0)
Gross profit	1.4	(1.0)	1.8	(2.2)
Selling, general and administrative expenses	1.0	(0.5)	1.3	(0.9)
Depreciation and amortization expense	0.1	(0.2)	0.2	(0.3)
Other operating expense, net	0.5	-	0.7	-
Loss from operations	(0.2)	(0.3)	(0.4)	(1.0)
Interest expense (income)	0.1	(0.1)	0.1	(0.1)
Foreign currency (gain) loss	0.2	(0.3)	0.2	(0.7)
Income (loss) before income tax benefit	(0.5)	0.0	(0.7)	(0.2)
Income tax benefit	(0.2)	-	(0.3)	(0.1)
Net income (loss)	$(0.3)	$0.0	$(0.4)	$(0.1)